EXHIBIT 99.1

Dime Community Bancshares Inc. Announces Retirement of
 Vincent F. Palagiano from Board of Directors

HAUPPAUGE, N.Y., September 21, 2022 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”) announced today that Vincent F. Palagiano is retiring from the Board of Directors, effective September 21, 2022.

Mr. Palagiano began his career with The Dime Savings Bank of Williamsburgh (“Dime Savings Bank”) in 1970 as a loan appraiser. He subsequently rose to Chief Lending Officer, and later to Chairman and Chief Executive Officer of Dime Savings Bank. Following the closing of the Company’s merger of equals transaction in 2021, Mr. Palagiano maintained his board role at the pro forma Company.

"Vinny has made an extraordinary and unmatched contribution to our organization during his five-decade association," said Executive Chairman, Kenneth J. Mahon, on behalf of the Company's and Bank's Boards of Directors. "He was one of the longest serving Chief Executives of a community bank and he presided over Dime Savings Bank’s successful mutual to public conversion in 1996. In addition, he navigated the institution through many cycles successfully. Following his retirement from an executive management role in 2016, he has been an excellent board member providing us sound counsel and guidance on many important matters. While we will miss his leadership and insights, I am thankful for his service and wish Vinny and his family all the best following his retirement.”

Mr. Palagiano stated, "Looking back over my career, I am incredibly proud of how our organization has grown and evolved over the decades. We are now a highly profitable, well diversified institution that is the leading community commercial bank on Greater Long Island. I will cherish all the relationships I have made over the decades and remain very excited about Dime’s future and prospects.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $12.3 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.